Exhibit (e)(4)

TERMINATION AND AMENDMENT
OF INTERCOMPANY AGREEMENTS AGREEMENT

This TERMINATION AND AMENDMENT OF INTERCOMPANY AGREEMENTS AGREEMENT (this “Agreement”), dated as of July 23, 2002, by and among Synopsys, Inc., a Delaware corporation (“Synopsys”), inSilicon Corporation, a Delaware corporation (“inSilicon”) and Phoenix Technologies Ltd., a Delaware corporation (“Phoenix”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Services Agreement (as defined below).

RECITALS

WHEREAS, inSilicon and Phoenix entered into that certain Services and Cost-Sharing Agreement (the “Services Agreement”), dated as of November 30, 1999, pursuant to which Phoenix provides certain services and shares certain costs with inSilicon.

WHEREAS, inSilicon, Synopsys and Ferrite Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Synopsys (the “Merger Sub”), are entering into, simultaneously with this Agreement, an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 23, 2002, pursuant to which inSilicon will merge with and into Ferrite Acquisition Corp. and survive as a wholly-owned subsidiary of Synopsys.

WHEREAS, in partial consideration for Synopsys entering into the Merger Agreement, Phoenix has agreed to continue to provide certain Services to, and share costs with, inSilicon pursuant to the Services Agreement and this Agreement pursuant to this Agreement.

WHEREAS, Phoenix and inSilicon desire to provide for the termination of the following agreements between Phoenix and inSilicon: the Amended and Restated Initial Public Offering Agreement, dated as of March 15, 2000; the Contribution Agreement, dated as of November 30, 1999; the Employee Matters Agreement, dated as of November 30, 1999 (the “Employee Agreement”); the Registration Rights Agreement, dated as of November 30, 1999; the Tax-Sharing Agreement, dated as of November 30, 1999; and the Technology Distributor Agreement, dated as of January 1, 2000 (collectively, the “Intercompany Agreements”).

WHEREAS, each of Phoenix, inSilicon and Synopsys desire to amend the Services Agreement in order to, among other things, modify the terms therein with respect to the services to be provided to inSilicon and costs to be shared with inSilicon by Phoenix.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1.    Services and Shared Costs.

          (a)    Effective as of the Appointment Time (as defined in the Merger Agreement, provided that Appointment Time, as used in this Agreement, shall not be deemed to have occurred until the Merger Sub has accepted for payment the Company Shares tendered by Phoenix pursuant to the Offer pursuant to the terms of the Merger Agreement (capitalized terms used in this parenthetical definition of Appointment Time, which are not otherwise defined in this Agreement, shall have the meanings ascribed to such terms in the Merger Agreement)), Phoenix shall continue to provide to inSilicon those specified services set forth on Exhibit A attached hereto and incorporated herein by reference (each, a “Service” and collectively, the “Services”) until the date that is five (5) business days after the date that inSilicon provides written notice to Phoenix that a Service is, or the Services are, no longer required, such notice to be provided pursuant to Section 4.2 below.

          (b)    Effective as of the Appointment Time, Phoenix shall continue to share with inSilicon those costs set forth on Exhibit B attached hereto and incorporated herein by reference (each, a “Shared Cost” and collectively, the “Shared Costs”) until the date that is five (5) business days after the date that inSilicon provides written notice to Phoenix that a Shared Cost is, or the Shared Costs are, no longer required, such notice to be provided pursuant to Section 4.2 below; provided that Synopsys may only issue such notice at such time when: (i) with respect to Facilities (as defined in the Services Agreement), inSilicon no longer occupies such Facilities and (ii) with respect to Insurance (as defined in the Services Agreement), inSilicon no longer occupies the Facilities or Synopsys has confirmed in writing that it or inSilicon has obtained replacement insurance coverage related to inSilicon.

          (c)    Synopsys and Phoenix will each identify a representative to act as the primary contact person with respect to executing the transactions contemplated by this Agreement (the “Service Coordinators”). The initial Service Coordinators shall be John Greeley, for Phoenix, and Rick Tomihiro, for Synopsys. Each Service Coordinator shall be a managerial (or higher) level employee of the party in question and shall be fully qualified to fulfill the responsibilities of this position.

1.2.    Term and Termination of the Services.

          (a)    With respect to each of the Services and Shared Costs, the term of this Agreement as related thereto will be for a maximum period of 120 days following the Appointment Time provided that Synopsys may, in its sole discretion, pursuant to the requirements of Section 1.1 hereof, terminate Phoenix’s obligation to continue to (i) provide any Service or Services or (ii) share any Shared Cost or Shared Costs at any time during the term of this Agreement. The term of this Agreement shall commence on the date hereof and terminate on the earlier of (i) the date that Phoenix is no longer obligated to provide any Service or Shared Cost pursuant to this Agreement or (ii) 120 days after the Appointment Time.

          (b)    Upon termination of this Agreement, all rights and obligations of the parties shall cease, except that the parties continue to be obligated to pay any fees and reimburse any amounts that had accrued hereunder or under the Services Agreement prior to such termination.

1.3.    Billing and Payment for the Services and Shared Costs.    The cost for the Services and Shared Costs shall be determined as set forth in Exhibit A and Exhibit B and shall be consistent with the past practice between Phoenix and inSilicon under the Services Agreement. Payment for all Services and Shared Costs arising through the Appointment Time shall be paid by inSilicon consistent with past practice and in any case within ten (10) days following receipt by inSilicon of the invoice covering such period of time. Payment for Services and Shared Costs arising after the Appointment Time shall be paid within thirty (30) days following receipt of the invoice by inSilicon.

ARTICLE II

2.1.    Termination of the Intercompany Agreements.    Each of Phoenix and inSilicon does hereby irrevocably terminate, waive and release, effective as of the Appointment Time, any and all interests in and rights under the Intercompany Agreements; provided, however, that with respect to the Employee Agreement, such termination, waiver and release shall be effective as of the Effective Time (as defined in the Merger Agreement).

2.2.    No Further Action.    The foregoing section shall be effective immediately upon the Appointment Time with respect to the Intercompany Agreements (other than the Employee Agreement) and immediately upon the Effective Time with respect to the Employee Agreement, without any further action by Phoenix or inSilicon, and the Intercompany Agreements shall be of no further force or effect as of such time. Nothing in this Agreement shall be deemed to modify the terms of the Services Agreement or the Intercompany Agreements prior to the Appointment Time or the Effective Time, as the case may be.

ARTICLE III

3.1.    Waiver.    Phoenix, inSilicon and Synopsys each acknowledge having been advised by legal counsel and being familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties hereto, being aware of said code section, hereby expressly waive, effective as of the Appointment Time, any rights accruing to such party thereunder, as well as under any other statute or common law principles of similar effect other than those related to the enforcement of this Agreement.

3.2.    Releases.

          (a)    Effective as of the Appointment Time, Phoenix shall release and hold Synopsys and inSilicon harmless from and against any claims stemming from or related to the Intercompany Agreements, and hereby waives, effective as of the Appointment Time, any rights accruing to Phoenix, presently or in the future, based upon any breach by inSilicon of any of the Intercompany Agreements or the Services Agreement.

          (b)    Effective as of the Appointment Time, each of inSilicon and Synopsys shall release and hold Phoenix harmless from and against any claims stemming from or related to the Intercompany Agreements, and hereby waive, effective as of the Appointment Time, any rights accruing to inSilicon or Synopsys, presently or in the future, based upon any breach by Phoenix of any of the Intercompany Agreements.

ARTICLE IV

4.1.    Entire Agreement.    This Agreement and the Services Agreement constitute the entire understanding and agreements of the parties hereto with respect to the matters addressed herein and therein and supersede all prior written (except, to the extent that its provisions are not addressed herein, the Services Agreement) or oral and all contemporaneous oral agreements, understandings and negotiations among the parties hereto.

4.2.    Notices.    All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing sent via personal delivery, overnight delivery service or facsimile transmission addressed as follows:

if to inSilicon, to:	inSilicon Corporation 411 East Plumeria Drive San Jose, California 95134 Attention: General Counsel Telecopy No.: 408.570.1230

with copies to:	Wilson Sonsini Goodrich & Rosati, P.C. Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 Attention: Aaron J. Alter, Esq. Telecopy No.: 650.493.6811

if to Phoenix, to:	Phoenix Technologies Ltd. 411 East Plumeria Drive San Jose, California 95134 Attention: General Counsel Telecopy No.: 408.570.1219

with copies to:	Orrick, Herrington & Sutcliffe LLP Old Federal Reserve Bank Building 400 Sansome Street San Francisco, CA 94111-3143 Attention: William R. Sawyers, Esq. Telecopy No.: 415.773.5759

if to Synopsys, to:	Synopsys, Inc. 700 East Middlefield Road Mountain View, California 94043 Attention: Vice President, Legal Telecopy No.: 650.584.4396

with copies to:	Wilson Sonsini Goodrich & Rosati, P.C. Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 Attention: Aaron J. Alter, Esq. Telecopy No.: 650.493.6811

to which the communications are to be directed to it by giving notice to the other parties in the manner provided in this Section 4.2. Notice by overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

4.3.    Transfer and Assignment; Successors.    Without the written consent of all parties hereto delivered pursuant to Section 4.2 hereof, which consent shall not be unreasonably withheld, this Agreement and the rights and obligations hereunder are not assignable by any party. This Agreement will be binding upon, and inure to the benefit of, the respective successors and permitted assigns of each of the parties hereto.

4.4.    Headings.    The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

4.5.    Governing Law.    This Agreement will be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the conflict of laws principles thereof.

4.6.    Amendments.    This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by Phoenix, Synopsys and inSilicon.

4.7.    Confidentiality.    Each of Phoenix, inSilicon and Synopsys hereby acknowledge and agree that the confidentiality provisions of the Services Agreement will apply to this Agreement and the activities contemplated hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PHOENIX:

Phoenix Technologies Ltd., a Delaware corporation

By:	/s/ LINDA V. MOORE

Name:	Linda V. Moore

Its:	Senior Vice President and General Counsel

INSILICON:

inSilicon Corporation, a Delaware corporation

By:	/S/ BARRY HOBERMAN

Name:	Barry Hoberman

Its:	President and CEO

SYNOPSYS:

Synopsys, Inc., a Delaware corporation

By:	/S/ ROBERT B. HENSKE

Name:	Robert B. Henske

Its:	Chief Financial Officer

[Signature Page to Termination and Amendment of Intercompany Agreements Agreement]

EXHIBIT A

SERVICE PROVIDED BY PHOENIX TO INSILICON	FEE

Depreciation of Common Assets	Total joint asset depreciation costs multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees.

IT (networking, telecommunications, help desk support, applications services)	Total joint IT costs multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees.

Corporate Administration	Total joint corporate administration costs multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees.

Corporate Marketing	Total joint corporate marketing costs multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees.

Accounting Services	Total joint accounting costs multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees.

Legal, Human Resources and Other Administrative Services	Total joint other administrative costs multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees.

EXHIBIT B

COSTS SHARED BY PHOENIX AND INSILICON	FEE

Facilities	On a facility-by-facility basis, total costs incurred by Phoenix multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees in the facility.

Insurance	Total costs incurred by Phoenix multiplied by the percentage of inSilicon employees to the total number of inSilicon and Phoenix employees.